CLAIM ACQUISITION AGREEMENT

THIS AGREEMENT made as of the 18th Day of July, 2011

BETWEEN:

Banroy Resources

An Ontario registered partnership

(hereinafter referred to as the "Seller")

OF THE FIRST PART

and

Asia Properties, Inc.

a company incorporated under the laws of Nevada

(hereinafter referred to as the "Buyer")

OF THE SECOND PART

WHEREAS:

A. Seller is the legal and beneficial owner of certain mining claims;

B. Buyer wishes to acquire an interest in said mining claims from Seller on the terms and conditions herein contained;

NOW THEREFORE THIS AGREEMENT WITNESSETH THAT, in consideration of the premises and the mutual covenants herein contained, the parties agree as follows:

l. THE CLAIMS

1.1 This Agreement shall cover those mining claims located in La Pause Township, Abitibi, in the Province of Quebec, Canada more particularly described in Schedule A attached hereto (hereinafter called the "Claims").

2 REPRESENTATIONS AND WARRANTIES BY SELLER

2.1 Seller represents and warrants to Buyer that:

(a) Seller is the legal and beneficial owner (subject to this Agreement) of a one hundred percent (100%) interest in the Claims as they exist at the date hereof and is the recorded owner of the Claims, free and clear of any liens, charges, encumbrances, or surface rights restrictions whatsoever, and the Seller has not granted to any party other than the Buyer any rights to or in respect of the Claims, (whether by agreement or otherwise);

(b) Seller is a resident of Canada for the purposes of the Income Tax Act of Canada;

(c) Seller has the full power and capacity to hold its legal and beneficial interest in the Claims, to acquire and hold recorded title to the Claims and to enter into and to carry out all the terms of this Agreement;

(d) The Claims are validly staked, located, duly recorded in the name of Seller and in good standing pursuant to all applicable Laws (as hereinafter defined) and all taxes, rents, charges and assessments with respect thereto have been paid in full as of the date hereof;

(e) To the best of the Seller' s knowledge there are no adverse claims or challenges against, or to the ownership of, or title to, the Claims or substances thereon, therein or therefrom nor to the knowledge of Seller, is there any basis therefor;

(f) All necessary information and data (including, without limitation, all geological, geophysical and assay results and maps) concerning the Claims and prior exploration and development work carried out thereon and within the Seller's knowledge has been disclosed and provided to Buyer;

(g) Seller has no information or knowledge of any facts pertaining to the Claims or substances thereon, therein or therefrom not disclosed in writing to Buyer which, if known to Buyer, might reasonably be expected to deter Buyer from completing the transactions contemplated hereby on the terms and conditions contained herein;

(h) Seller has not directly or indirectly caused, permitted or allowed any contaminants as defined in the Environmental Protection Act pollutants, wastes or toxic substances (collectively "Hazardous Substances") to be released, discharged, placed, escaped, leached or disposed of on, into, under or through the lands (including watercourses, improvements thereon and contents thereof) comprising the Claims or nearby areas and, so far as Seller is aware, no Hazardous Substances or underground storage tanks are contained, harbored or otherwise present in or upon such lands (including watercourses, improvements thereon and contents thereof) or nearby areas;

(i) To the best of the Seller's knowledge at this time there are no obligations or commitments for reclamation, closure or other environmental corrective, clean-up or remediation action directly or indirectly relating to the Claims;

(j) To the best of the Seller's knowledge there are no actions, suits, investigations or proceedings before any court, arbitrator, administrative agency or other tribunal or Governmental whether current, pending or threatened, which directly or indirectly relate to or affect the Claims (including the ownership and existing or past uses thereof and the compliance with Laws of the lands comprising the Claims) nor is Seller' aware of any facts which would lead Seller to suspect that the same might be initiated or threatened;

(k) The activities directly or indirectly in relation to the Claims and use of the lands comprising the Claims by Seller and, to the best of Seller's knowledge, by any other person have been in compliance with all Laws and Seller has not received any notice nor is Seller aware after reasonable inquiry of any sue breach or violation having been alleged; and

(1) No environmental audit, assessment, study or test has been conducted in relation to the lands comprising the Claims by or on behalf of Seller nor is Seller aware of any of the same having been conducted by or on behalf of any other person (including any governmental authority).

2.2 The representations and warranties contained in this section 2 are provided for the exclusive benefit of Buyer and shall survive the execution of this Agreement for a period of two years or until termination of the Option (as herein defined), whichever shall first occur and Buyer shall be entitled to rely upon the same notwithstanding any independent investigations Buyer may make or could have made at any time, unless specifically waived by Buyer. The breach of any representation, warranty or covenant contained in this Agreement may be waived by Buyer, either in whole or in part, at any time without prejudice to Buyer's rights in respect of any other or continuing breach of the same or any other representation, warranty or covenant. No waiver by Buyer of any breach of any representation, warranty or covenant shall be binding unless in writing. Any waiver shall be limited to the specific purpose for which it is glen.

2.3 For the purposes of this Agreement, "Laws" means all federal, provincial, territorial, municipal or local statutes, regulations and by-laws applicable to the parties hereto or to the Claims or to any activities thereon, including all orders, notices, roles, decisions, guidelines,

policies, directions, permits, approvals, licenses and similar authorizations issued, rendered or imposed by any level of government including any ministry, department or administrative or regulatory agency or authority.

3. REPRESENTATIONS AND WARRANTIES BY BUYER

Buyer represents and warrants to Seller that:

(a) Buyer is a company duly incorporated under the laws of the State of Nevada

(b) Buyer has the full power and capacity to enter into this Agreement and to carry out all the terms hereof; and

(c) Buyer has full power and capacity to hold its interest in the Claims, and to acquire and hold recorded title to the claims.

4. SALE AND CLOSING

4.1 In consideration of Buyer agreeing to purchase 100% of Claims:

(i) pay to Seller a total of 500,000 shares
the shares will be issued in the names as follows:

Dehua Huang 250,000 shares
Qiang Ning 250,000 shares

(ii) US10,000 payment as follows:

1. US$5,000 to be paid to Dehua Huang on or before October 1, 2011.
2. US$5,000 to be paid to Dehua Huang on or before December 31, 2011.

4.2

(i) Seller hereby grants to Buyer the sole, exclusive and irrevocable one hundred percent (100%) interest in the Claims free and clear of any liens, charges and encumbrances (the "Option").

(ii) Seller will transfer ownership of the Claims to Buyer within 30 days after execution of this agreement.

The Buyers responsibilities are as follows:

(a) to determine the existence, location, extent or quality of a mineral resource on the Property;

(b) to carry out any survey or do any geophysical, geochemical or geological work or drilling, assaying, testing or bulk sampling on the Claims;

(c) to pay for taxes, fees, charges, rentals

(d) to pay the fees, wages, salaries, traveling expenses and fringe benefits of persons engaged in geological work in respect of or for the benefit of the Claims or any portion thereof and in paying for the food, lodging and other reasonable needs of such persons.

5.1 POSSESSION OF CLAIMS

Buyer shall:

(a) have the sole and exclusive possession, supervision, management and control of the Claims including any access, water, surface or other rights appurtenant thereto or associated therewith with full power and authority to its servants, agents and contractors to sample, survey, examine, diamond drill, prospect, explore, and do other investigative work on the Claims in search of minerals in such manner as Buyer may in its sole discretion determine, including the right to erect, bring and install thereon and remove therefrom all such buildings, machinery, equipment and supplies as Buyer shall deem reasonable and proper and to remove therefrom reasonable quantities of ores, minerals or metals for assay and testing purposes; and

(b) do all work on the Claims in a good and miner-like fashion in accordance with recognized engineering practices and in accordance with all applicable Laws.

6. EXECUTION AND DELIVERY OF TRANSFERS

6.1 Within 30 days after executing this agreement, Seller shall forthwith execute good and sufficient recordable transfers of title to the Claims in favor of Buyer and shall deliver same to Buyer together with such supporting documentation as may be necessary to record such transfers.

7. NO ENCUMBRANCE OR TRANSFER OF CLAIMS

Seller shall not:

(a) mortgage, hypothecate, charge or otherwise encumber; or

(b) sell, assign, transfer or otherwise dispose of its interest in or title to the Claims without the prior written consent of Buyer.

8. MAINTENANCE AND ABANDONMENT OF THE CLAIMS

8.1 The Buyer shall maintain the Claims in good standing during the currency of its Option and, if the Option is terminated prior to its exercise, the Claims shall be transferred to the Seller and shall be in good standing foe a period of one year thereafter. The Buyer shall, within ninety (90) days of transferring the Claims to the Seller as a result of a non-exercise of the Option deliver at no cost to Seller all reports, maps, assay results and other relevant technical data compiled by or in the possession of Buyer with respect to the Claims not theretofore furnished to Seller.

8.2 The Buyer shall be responsible and hold the Seller harmless for all environmental liabilities incurred or created by the Buyer's activities during the currency of the Option, and if the Claims are transferred to the Seller, they shall be in a safe and orderly condition, free and clear of all liens, charges or encumbrances arising from Buyer 's operations.

9. ARBITRATION

9.1 All disputes which arise between the parties hereto in connection with this Agreement which, in the opinion of either party, cannot be resolved informally between them, shall be settled by arbitration pursuant to the provisions of the Arbitrations Act of the Province of Quebec, Canada, except as otherwise provided in this section. Any party desiring arbitration shall make a written demand for the same and within thirty (30) days after such written demand is received by the other party, the parties hereto shall agree upon and appoint a single arbitrator. In the event the parties shall fail to agree upon and appoint a single arbitrator within the time period set forth herein, each party shall within seven (7) days thereafter designate an arbitrator and both arbitrators shall within thirty (30) days after their designation, jointly designate a third arbitrator satisfactory to them who shall be chairman of the arbitration panel. If a party fails to

appoint an arbitrator or the arbitrators designated by the parties are unable to agree upon the selection of the third arbitrator within the time periods set forth above, such arbitrator shall be appointed by a Justice of the Quebec Court of Justice. The expenses of the arbitrators shall be paid as the arbitrators shall decide in the award. All arbitration proceedings shall be in the City of Montreal, Quebec, Canada, or elsewhere as the arbitrators shall decide. The decision of the arbitrators shall be final and binding on the parties hereto and judgment upon any award rendered may be entered in any court of competent jurisdiction.

10. AREA OF INFLUENCE

10.1 During the term of 12 months of the execution of this agreement of the Claims, if either party acquires by staking, claims, which are immediately contiguous with the Claims, the newly acquired claims will be added to this agreement without modification to payments or work commitments clauses. The Buyer will be responsible for reasonable staking costs incurred.

11. FURTHER ASSURANCES

14.1 Each party hereto shall promptly do and provide all acts and things and shall promptly execute and deliver such deeds, bills of sale, assignments, endorsements and instruments and evidences of transfer and other documents and shall give such further assurances as shall be necessary or appropriate in connection with the performance of this Agreement.

12. AMENDMENTS

No alteration, amendment, modification or interpretation of any provision of this Agreement shall be binding unless in writing and executed by each of the parties hereto.

13. BUSINESS DAYS

In the event that any date on or by which any payment is required to be made or any action is required to be taken hereunder by any of the parties hereto is not a "Business Day", being a day other than a Saturday, Sunday or a day on which banks in the United States are generally authorized or obligated by law to close, such payment shall be required to be made or such action shall be required to be taken on the next succeeding day which is a Business Day

14. NOTICES

Any notice, commitment, election, consent or any communication required or permitted to be given hereunder by either party hereto to the other party, in any capacity (hereinafter called a "Notice") shall be in writing and shall be deemed to have been well and sufficiently given i mailed by prepaid registered mail return receipt requested, telefaxed or delivered, to the address of such other party hereinafter set forth:

If to Seller: Mr. Dehua Huang
398 Berryhill Road
London, Ontario, Canada N5X 4L4
Email: ansercorp@hotmail.com

If to Buyer: Daniel S Mckinney
Two Exchange Square, 8/fl
8 Connaught Place
Central, Hong Kong
Fax Number: +1-775-262-1045
Email: dmckinney@asiaprop.com

or to such substitute address as such party may from time to time direct in writing, and any such notice shall be deemed to have been received, if mailed, on the date noted on the return receipt, if telefaxed, on the first Business Day after the date of transmission, and if delivered, upon the day of delivery.

L5. SCHEDULES

all Schedules attached to this Agreement are deemed to form part of this Agreement.

16. COUNTERPARTS AND HEADINGS

This Agreement may be executed in any number of counterparts, each of which hall be deemed to be an original, but all of which shall constitute one and the same instrument. Section headings and subheadings are inserted for convenience only and are not to be taken into account in interpreting this Agreement.

17. GOVERNING LAW

This Agreement shall be governed by, and interpreted and construed in accordance with, the laws of the State of Nevada.

18. TIME OF ESSENCE

Time shall be of the essence of this Agreement.

19. ENUREMENT

This Agreement shall enure to and be binding upon the parties hereto and their respective successors and assigns.

20. ENTIRE AGREEMENT

This Agreement contains the entire understanding between the parties hereto dealing with the subject matter hereof and supersedes a1 l negotiations, correspondence, letters of intent, letters of agreement, and prior agreements or understandings relating thereto.

21. SEVERABILITY/LEGALITY

If one or more provisions of this Agreement shall be invalid, illegal or unenforceable in any respect under any applicable Law, the validity, legality and enforceability of the remaining terms or provisions hereof shall not be affected or impaired by reason thereof.

22. ASSIGNMENT

Buyer may sell, assign, transfer or otherwise dispose of the whole or any part of its interest hereunder at any time upon notice to Seller, provided that any such sale, assignment, transfer or other disposition shall carry the rights, and shall delegate and make the interest subject to, all the liabilities and obligations of Buyer under this Agreement. Each transferee of such interest shall, by written agreement with and for the benefit of Seller, assume and agree to pay and perform such liabilities and obligations. Such assumption shall not serve to release or discharge Buyer from any of the said liabilities and obligations theretofore accrued with respect to the interest or portion thereof being transferred, but shall release and discharge Buyer from all of the said liabilities and obligations thereafter accruing with respect to the interest or portion thereof being transferred. Except as previously set forth in this section, neither party may sell assign, transfer or otherwise dispose of its rights or obligations hereunder without the prior consent of the other party, and any attempted sale, assignment, transfer or disposition without such prior consent shall be null and void.

23. CONDITIONS PRECEDENT

This Agreement shall be subject to an investigation by Buyer of the title and environmental condition of the Claims which shall be satisfactory to Buyer, in its sole discretion, and without waiver of any rights it shall otherwise have in this regard arising from Seller's representations and warranties, which investigation shall be completed as to title and as to environmental

condition within sixty (60) days from the date this Agreement is executed by both parties. Should such investigation not be acceptable to Buyer, Buyer shall so advise Seller and in such event, this Agreement shall terminate and the parties shall have no further rights against or liabilities to one another except that Seller shall immediately return to Buyer any option payments in any form referred to in section 4 if the same has been made.

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed by their proper officers duly authorized in that behalf.

Seller

Banroy Resources

Dehua Huang

By: ______________________________

Qiang Ning

By: ______________________________

Buyer

Daniel S Mckinney, President, Director
Asia Properties, Inc.



By: ______________________________

Schedule A

Ressources naturelles
et Faune
Québec

Certificat d'inscription de claims
egistre public des droits miniers, réels et immobiliers

1105671

Banroy Resources (Intervenant numéro : 87311)
A/S Qiang ing
398 Berryhill Dr
London, Ontario
Canada , 5X 4L4

itulaire(s)

Numéro	Nom	Pourcentage(%)	itulaire responsable
87311	Banroy Resources	100	X

itre(s)

Numéro	Polygone	Feuillet(s)	Superficie (ha)	Période
CDC 2298188	CL265 R 0003 0044 0	32D08	42,1700	2011-06-22 au 2013-06-21
CDC 2298189	CL265 R 0003 0045 0	32D08	42,0500	2011-06-22 au 2013-06-21
CDC 2298190	CL265 R 0003 0046 0	32D08	42,1400	2011-06-22 au 2013-06-21
CDC 2298191	CL265 R 0003 0047 0	32D08	42,1700	2011-06-22 au 2013-06-21
CDC 2298192	CL265 R 0003 0048 0	32D08	42,0400	2011-06-22 au 2013-06-21
CDC 2298193	CL265 R 0003 0049 0	32D08	42,1700	2011-06-22 au 2013-06-21
CDC 2298194	CL265 R 0003 0050 0	32D08	41,7800	2011-06-22 au 2013-06-21
CDC 2298195	CL265 R 0004 0044 0	32D08	42,6100	2011-06-22 au 2013-06-21
CDC 2298196	CL265 R 0004 0045 0	32D08	42,4500	2011-06-22 au 2013-06-21
CDC 2298197	CL265 R 0004 0046 0	32D08	42,6000	2011-06-22 au 2013-06-21
CDC 2298198	CL265 R 0004 0047 0	32D08	42,4400	2011-06-22 au 2013-06-21
CDC 2298199	CL265 R 0004 0048 0	32D08	42,6100	2011-06-22 au 2013-06-21
CDC 2298200	CL265 R 0005 0052 0	32D08	42,5400	2011-06-22 au 2013-06-21
CDC 2298201	CL265 R 0005 0053 0	32D08	42,5500	2011-06-22 au 2013-06-21
CDC 2298202	CL265 R 0005 0054 0	32D08	42,5400	2011-06-22 au 2013-06-21
CDC 2298203	CL265 R 0005 0055 0	32D08	42,5600	2011-06-22 au 2013-06-21

ote : CL265 = Canton LA PAUSE

Québec, le 22 juin 2011

Le registraire : Diane Drapeau

Ministère des essources naturelles et de la Faune   Direction générale de la gestion du milieu minier

Seller

Banroy Resources

By: ______________________________

Buyer

Daniel S Mckinney, President, Director
Asia Properties, Inc.

By: ______________________________